Exhibit 10.55

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this ‘‘Agreement’’), is entered into between CTC Media, Inc., a Delaware corporation (the ‘‘Company’’), and Leigh Sprague (the ‘‘Employee’’).

WHEREAS, the parties wish to resolve amicably the Employee’s separation from the Company;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.    Resignation. The Employee hereby resigns as an active employee from the Company and as Secretary of the Company effective as of March 19, 2007 (the ‘‘Separation Date’’).

2.    Waiver of Notice; Etc. The Company and the Employee acknowledge and agree that the Employee is resigning pursuant to Section 5(c) of the Amended and Restated Employment Agreement entered into between the Company and the Employee on November 28, 2005 (the ‘‘Employment Agreement’’). The Company hereby waives the six-month prior written notice provision provided for under Section 5(c) of the Employment Agreement.

3.    Consideration. Provided that the Employee (a) timely executes and returns to the Company this Agreement and (b) does not revoke his acceptance of this Agreement within the seven (7) day revocation period, and provided, further, that the Employee complies with all of his obligations under this Agreement, the Company agrees to provide the Employee with the following separation benefits (‘‘Separation Benefits’’):

(A)    The Company shall pay the Employee One Hundred Forty Two Thousand Seven Hundred Sixty Nine Dollars ($142,769), less all applicable taxes and withholdings, to be paid as follows (provided that neither of the following payments shall be paid earlier than the eighth (8th) day after the Employee executes and delivers this Agreement) to an account specified by the Employee on the signature page hereto:

•	On or before March 30, 2007, $107,077 (the ‘‘First Installment’’); and

•	On or before the date that is 180 days following the Separation Date, $35,692.

(B)    Notwithstanding any provision of the stock option agreements relating to the notice of grant of stock option dated June 1, 2006 (Non-Statutory Stock Option) and the notice of grant of stock option dated June 1, 2006 (Incentive Stock Option), both issued to the Employee (collectively, the ‘‘Options’’) nor any provision of the Company’s 1997 Stock Option/Stock Issuance Plan, the Employee shall, so long as he is not in breach of Sections 4 and 5 of this Agreement or Sections 7 and 8 of the Employment Agreement, continue to vest under the Options up to and including the June 30, 2007 vesting installment such that, as of June 30, 2007, the Employee shall be entitled to exercise the Options to purchase an aggregate of 18,963 shares of the Company’s common stock (less any shares purchased pursuant to earlier exercises, the ‘‘Vested Option Shares’’). The Employee shall be entitled to exercise the Options to purchase the Vested Option Shares only until July 30, 2007. After July 30, 2007, the Options shall have lapsed and the Employee shall have no further right to exercise the Options.

(C)    The Company shall provide the Employee with substantially the same level of health, medical and/or dental benefits currently provided to him and his immediate family (subject to any generally applicable changes to the policies pursuant to which such coverage is provided) until the earlier of (i) the 180th day following the Separation Date and (ii) the date upon which the Employee becomes employed by another party, notice thereof the Employee shall promptly provide to the Company.

The Employee acknowledges and agrees that, other than the Separation Benefits, from the Separation Date, the Employee is entitled to no other salary, consideration and/or benefits under the Employment Agreement or otherwise, regardless whether accrued prior to the Separation Date or otherwise.

4.    Cooperation. From the Separation Date through the 180th day following the Separation Date, the Employee shall, upon reasonable request from the Company’s Chief Financial Officer, employees, professional advisors and/or agents, be available (i) to provide information regarding those Company projects in which the Employee was active or supervised prior to the Separation Date and (ii) to execute ministerial and corporate administration type documents related to the Company or any of its direct or indirect subsidiaries (collectively, the ‘‘Group’’) for which he is an officer or director. The Employee agrees to provide the Company, no later than the day following the Separation Date, a list of all matters on which the Employee is currently working.

5.    Non-Business Related Expenses. To the extent that the Employee used any Group credit and/or debit card for non-business related expenses, the Employee agrees that the Company may deduct the aggregate amount of such expenses from the First Installment.

6.    Release by Employee. In consideration of the payment of the Separation Benefits, which the Employee acknowledges exceed the benefits and/or payments the Employee would have otherwise received upon his resignation, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the ‘‘Released Parties’’) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Employee ever had or now has against the Released Parties including, but not limited to, (i) all employment discrimination and other claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., all claims under the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., and the Employee Retirement Income Security Act of 1974 (‘‘ERISA’’), 29 U.S.C. §1001 et seq., all as amended, (ii) all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, (iii) any claim or damage (including a claim for retaliation) under any common law theory or any US federal, state or local statute or ordinance not expressly referenced above and (iv) any claim of any kind whatsoever brought under the laws of the Russian Federation or local subdivision thereof.

7.    Confidential Information. The Employee acknowledges his obligation to keep confidential all non-public information concerning the Group which he acquired during the course of his employment with the Company, as stated more fully in Section 8 of the Employment Agreement, which remains in full force and effect. The Employee further acknowledges and agrees that such obligation shall continue in full force and effect both during and after the Separation Date.

8.    Non-Competition and Non-Solicitation. The Employee acknowledges his obligation to comply with the non-competition and non-solicitation provisions set forth in Section 7 of the Employment Agreement, which remains in full force and effect. The Employee further acknowledges and agrees that such non-competition obligations shall continue in full force and effect until the first anniversary of the Separation Date and that such non-solicitation obligations shall continue in full force and effect until the second anniversary of the Separation Date.

9.    Return of Company Property. Other than a laptop computer currently in the possession of the Employee (the ‘‘Retained Laptop’’), the Employee agrees to return on or before the day immediately following the Separation Date all Group property including, but not limited to, keys, key cards, files, records (and copies thereof), any Group credit or debit card, any computer hardware and software and any mobile phone. The Employee further agrees to leave intact all electronic Group documents, including those that he developed or helped develop during his employment. The Employee shall, on or before the day immediately following the Separation Date, bring the Retained Laptop to the Group headquarters so that the Group can cause all Group-related materials to be removed from the Retained Laptop’s hard drive.

10.    Non-disparagement. The Employee understands and agrees that as a condition for payment to him of the consideration described herein, he will not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, professional advisor, consultant, client or customer of the Group regarding any member of the Group or any of its directors, officers, employees, agents or representatives or about the Group’s business affairs and financial condition.

11.    Nature of Agreement. The Employee and the Company understand and agree that this Agreement is a separation and release agreement and does not constitute an admission of liability or wrongdoing on the part of either party.

12.    Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

13.    Waiver of Rights. No delay or omission by the Company or the Employee in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.    Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.    Applicable Law; Jurisdiction. This Agreement shall be governed exclusively by the laws of the State of Delaware, without regard to conflict of laws provisions. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by registered mail to the address set forth below such party’s signature on the signature page hereto shall be effective service of process for any action, suit or proceeding brought against such party in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

16.    Acknowledgments. The Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement and that the Company advised him to consult with an attorney and tax advisor of his own choosing prior to signing this Agreement. Further, the Employee acknowledges he may revoke this Agreement for a period of seven (7) days after the execution of this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

17.    Voluntary Assent. The Employee affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Employee states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Employee further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

18.    Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Employee’s employment with and separation from the Company, and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith, including the Employment Agreement; provided, however, that nothing in this Section 18, however, shall modify, cancel or supersede the Employee’s obligations set forth in Sections 7 or 8 of the Employment Agreement.

19.    Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

20.    Resignation of Group Positions. The Employee agrees, at the request of the Company and from time to time, to tender his written resignation to any director or officer positions he holds in any of the companies within the Group.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

CTC MEDIA, INC.		EMPLOYEE
By:	/S/ Nilesh Lakhani	/S/ Leigh Sprague
	Nilesh Lakhani	Leigh Sprague
Chief Financial Officer

Date:	March 20, 2007	Date:	March 20, 2007
Address:			Address:
Pravda Street, 15A			Pravda Street, 15A
Moscow 125124			Moscow Russia
Russia
Attn: Chief Financial Officer			Account details: